Exhibit 4.4

J. C. PENNEY COMPANY, INC.

AND

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 7, 1986

TO

INDENTURE

Dated as of October 1, 1982

THIRD SUPPLEMENTAL INDENTURE dated as of March 7, 1986, between J. C. PENNEY COMPANY, INC., a Delaware corporation(hereinafter called the "Company"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a corporation organized and existing as a national banking association under the laws of the United States of America, Trustee (hereinafter called the "Trustee").
The Company and the Trustee have heretofore executed an Indenture dated as of October I, 1982 (hereinafter called the "Original Indenture"), providing for the issuance of Securities of the Company in series.
Section 10.01 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of making provisions with respect to matters or questions arising under the Original Indenture which shall not be inconsistent with the provisions of the Original    Indenture, provided that such action shall not adversely affect the interest of any of the Holders of the Securities, The Company desires to make such provisions so as to make it clear that Securities denominated otherwise than in United States dollars may be issued under the Original Indenture.
All things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:
That in order to make provisions so as to make it clear that Securities denominated otherwise than in United States dollars may be issued under the Original Indenture and in consideration of the premises, the Company covenants and agrees with the Trustee as follows:

SECTION 1, Amendments of Original Indenture.
(a) The first paragraph of Section 4.04 is amended to read as follows:

"If less than all the Securities of any series are to be redeemed, the particular Securities of such series to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Company, or, if the Company shall so designate, by the Trustee, from the Outstanding Securities of such series not previously called for redemption, by a method which shall be fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances and which may provide for the selection for redemption of portions of the principal of Securities of a denomination larger than the authorized minimum denomination of the Securities of such series, The portions of the principal of Securities so selected for partial redemption shall be equalto such minimum denomination or an integral multiple thereof.
(b) The third paragraph of Section 9.05 is amended to read as follows:
"At any meeting each Securityholder of a series or proxy shall be entitled to one vote for each principal amount constituting the author i zed minimum denomination of Securities of such series held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Securities of such series held by him or instruments in writing as aforesaid duly designating him as the Person to vote on behalf of other Securityholders of such series. Any meeting of Securityholders duly called pursuant to the provisions of Section 9.02 or 9.03 may be adjourned from time to time, and the meeting may be held as so adjourned without further notice."

SECTION 2. General.
This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture , and, as provided in the Original Indenture, this Supplemental Indenture forms a part thereof.
All terms used in this Supplemental Indenture which ate defined in the Original Indenture shall have the meanings assigned to them in the Original Indenture except as otherwise provided in this Supplemental Indenture.
The recitals contained herein shall betaken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

This Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

J. C. PENNEY COMPANY, INC.

By:	/s/ D. A. McKay
ATTEST:	D. A. McKay

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
By:	/s/ V. L. Higgins
ATTEST:	V. L. Higgins
/s/ J. Minardi
J. Minardi

STATE OF NEW YORK
COUNTY OF NEW YORK
On this 3rd day of March, 1986, before me personally came D. A. McKay to me known, who, being by me duly sworn, did depose and say that he resides at [ADDRESS]; that he is a Vice President of J. C. Penney Company, Inc. one of the corporations described in and which executed the foregoing instrument; that he knows the corporate seal of said corporation; that the seal affixed to said instrument is said corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

/s/ Julienne Amoruso
Julienne Amoruso
Notary Public, State of New York
No. 41-4663738
Qualified in Queens County
Certificate filed in New York County
Commission Expires March 30, 1986

STATE OF CALIFORNIA
COUNTY OF LOS ANGELES
On this 7th day of March, 1986, before me personally came V. L Higgins, to me known, who, being by me duly sworn, did depose and say that she resides at [ADDRESS]; that she an Assistant Vice President of Bank of America National Trust and Savings Association, one of the corporations described in and which executed the foregoing instrument; that she knows the corporate seal of said corporation; that the seal affixed to said instrument is said corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that she signed his name thereto by like authority.

/s/ Annette Soderholm
Annette Soderholm
Notary Public, California
Los Angeles County
Commission Expires June 17, 1986